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                                                                   EXHIBIT 99.1

I-MANY AGREES TO ACQUIRE CHICOR INFORMATION MANAGEMENT, INDUSTRY LEADER IN COLLABORATIVE INTERNET-BASED TRADE PROMOTION AND DEDUCTIONS MANAGEMENT

UPDATED: MONDAY, NOVEMBER 6, 2000 09:25 AM ET

PORTLAND, Maine--(BUSINESS WIRE)--Nov. 6, 2000--

Acquisition to strengthen I-many's leadership in powering relationship-based B2B commerce and accelerate growth across vertical markets

I-many, Inc. (Nasdaq:IMNY, news, msgs) announced today it has entered into an agreement to acquire Chi-Cor Information Management, Inc., the developer of Trade Funds Management System(TM), Deductions Management System(TM) and SettleLink.net(SM), the first Internet-based exchange for collaborative trade funds and deductions management. I-many believes the acquisition will rapidly expand its presence in the consumer product goods (CPG) market, fortify its position in the healthcare industry, and fuel its penetration into additional vertical markets.

As leaders in powering relationship-based B2B commerce, I-many and ChiCor have focused on the unique business processes that drive business-to-business buying activity. ChiCor's suite of products and client base will expand I-many's product "footprint" and market potential. Trade Funds Management System (TFMS) provides a complete set of tools for the management of trade promotions in the retail industry - an excellent complement to I-many's solutions for contract and trade agreement management, which typically focus on negotiated prices and longer-term performance incentives.

ChiCor's Deductions Management System (DMS) is critical to the maintenance of strong trading partner relationships. DMS brings clarity and control to the invoice-to-cash process, enabling supply chain partners across industry and geographical boundaries, including I-many customers in the healthcare and consumer products goods markets, to solidify their relationships through efficient and proactive management of all aspects of their contract and trade agreement driven processes. It's estimated that 10 percent of all B2B invoices contain a deduction of some type (e.g., wrong price, wrong quantity, wrong product, damaged goods, promotional discount) with deductions dollars totaling billions annually.

SettleLink.net, ChiCor's newest offering, revolutionizes the B2B settlement process through use of the Internet to bring communication and collaboration to invoice-to-cash transactions, facilitating a process that's highly dependent on trading partners reaching mutually satisfactory agreements.

"ChiCor has approximately 70 customers in more than a half dozen vertical markets, including consumer packaged goods, chemicals, electronics, building products, pharmaceutical and apparel markets, and its clients include companies like Alcon Laboratories, H.J. Heinz, Hershey, Lipton, Cole Haan, U.S. Gypsum, Estee Lauder, and Eastman Chemical. We believe the integration of ChiCor's applications with I-many's will fuel I-many's expansion across vertical markets and bring tremendous value to our customers and prospects," said Tim Curran, executive vice president of corporate development at I-many.

"As business-to-business processes increasingly move to the Internet, the need to effectively manage all aspects of supply chain relationships takes on an added importance," says A. Leigh Powell, president and chief executive officer at I-many. "The acquisition of ChiCor is a perfect blend of companies with complementary products, services and corporate values that accelerates our penetration in key markets, greatly expands our footprint and strengthens our vision of dominating trade relationship management across all B2B markets."


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SettleLink.net: A ChiCor innovation

Earlier this year, ChiCor launched SettleLink.net, the first online portal bringing manufacturers, distributors, brokers and retailers together for collaborative deductions management and invoice-to-cash processes. SettleLink.net assists parties in their efforts to capture, investigate, track and clear their outstanding deductions. In addition to fueling the SettleLink.net launch in the retail CPG market, I-many plans to build similar deductions management communities in the healthcare market, the foodservicemarket, and other industries.

SettleLink.net users need only a browser and a password to access their files and agreements, no faxes flying back and forth, no confusion over the details of the deal, and no extraneous personnel involved. ChiCor's current customers anticipate that this automated approach to dispute resolution will reduce turnaround time.

In remarks about SettleLink.net, AMR Research's David Boulanger said, "There is no single vendor that can provide end-to-end promotions planning through the deductions settlement process in this manner. The portal enables manufacturers, retailers, sales agents, and outsource firms to share information about invoice disputes, past-due claims, deductions, trade settlement claims and other exceptions. ChiCor has taken its high-end deductions management, promotions and trade funds software to the next level with the creation of SettleLink."

I-many has agreed to pay $9.9 million in cash and I-many stock, plus a performance-based earn-out targeted at $4.6 million in cash and stock. For the fiscal year ended June 30, 2000, ChiCor had revenues of approximately $3.5 million. This acquisition is expected to be accretive to I-many. The transaction is subject to customary closing conditions and is expected to close within two weeks.

About I-many

I-many provides software, Internet-based solutions and professional services that allow its customers to manage complex contract purchasing arrangements and facilitate business-to-business e-commerce. For more information visit the company Web site at www.imany.com.

About ChiCor

ChiCor manages trade relationships from inception to promotion to deductions, and is the developer of SettleLink.net(SM), the first online trade relationship management portal, bringing manufacturers, distributors and retailers together for mutually satisfactory deductions management. For more information visit the company Web site at www.ChiCor.com.

This press release may contain forward-looking statements relating to the future performance of I- many, Inc. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the uncertainty associated with the ability of I-many to integrate ChiCor into its operations and to realize the intended benefits from the acquisition, the adoption by companies outside the healthcare field of I-many's solution, the acceptance by participants in the industries targeted by the Company of business-to-business Internet exchanges for the management of complex contracts, and competition for market share among the companies providing technologies and services similar to those provided by the Company.


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CONTACT: Beaupre & Co. Public Relations, Inc.

Darby Johnson
(603) 559-5809
djohnson@beaupre.com

or

I-many, Inc.
Glenn Wira
(732) 452-1515
gwira@imany.com